WW International, Inc.

18 W 18th Street, 7th Floor

New York, NY 10011

EXHIBIT 10.5

November 4, 2025

Jonathan Volkmann

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Re: Confirmation of Base Salary Increase (Effective 11/1/2025)

Dear Jon,

I am very pleased to inform you of an adjustment to your compensation in recognition of your valuable contributions to WW International, Inc., as Chief Operations Officer.

Effective November 1, 2025, your new base salary will be $495,000 USD per year, less applicable deductions and withholdings. All other terms and conditions of your employment will remain the same.

We look forward to your continued success with the Company and thank you for your leadership and contributions. If you have any questions regarding this change, please feel free to contact me or Head of People, Maddy Torres at [ ].

Sincerely,

/s/ Jacquie Cooke

Jacqueline Cooke

Chief Legal & Administrative Officer

WW International, Inc.